Exhibit 10.3

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Esports Technologies, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective as of November 5, 2021, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grants

Annual Grants

Each Outside Director shall be granted a number of restricted stock units equal to $75,000 divided by the closing price of the Company’s common shares, under the Company’s 2020 Stock Plan (the “Stock Plan”), on the date of the Company’s annual meeting of stockholders (an “Annual Stock Grant”). Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Annual Stock Grants granted under this Policy shall (i) vest upon the earlier of the first anniversary after the date of the grant or the date of the Company’s next annual meeting of stockholders, subject to the Outside Director’s continued service on the Board of Directors on such vesting date; and (ii) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine.

Cash Fees

The following annual cash fees shall be paid to the Outside Directors and to each Outside Director serving as Chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as applicable:

Cash
Base	Committee Chair			Committee Member
	Audit	Compensation	Nominating & Governance	Audit	Compensation	Nominating & Governance
$40,000	$15,000	$10,000	$5,000	$7,500	$5,000	$2,500

Note: Chair and Committee member compensation are not additive.

Cash payments payable to Outside Directors shall be paid quarterly in arrears. For any portion of a fiscal year in which the Outside Director begins providing service, quarterly payments shall be pro-rated based on a 365-day year calculation. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service based on a 365-day year calculation. Cash fees shall payable pursuant to this Policy shall commence effective October 1, 2021. Each Outside Director as of November 5, 2021 shall receive a one-time cash payment of $27,000 representing payment for services rendered from completion of the Company’s initial public offering until the foregoing effective date.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.